EXHIBIT 23.3

                          INDEPENDENT AUDITOR'S CONSENT


The Board of Directors
SPSS Inc.:


We consent to incorporation by reference in the registration statement on Form S-3 of SPSS Inc. and subsidiaries of our report dated August 30, 1996, with respect to the consolidated balance sheets of Jandel Corporation as of December 31, 1994 and 1995 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended, which report is incorporated by reference in the Form 8-K of SPSS Inc. and Subsidiaries dated December 3, 1996 and to the reference to our firm under the heading "Experts" in the Prospectus.



                                                       /s/ KPMG PEAT MARWICK LLP


                                                           KPMG PEAT MARWICK LLP



San Jose, California
January 31, 1997

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